EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

POET TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Shares	457(c)	29,608,160	(1)	$4.55	(2)	$134,717,128.50	$0.0001381	$18,604.44
Fees Previously Paid	—	—	—	—		—		—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—	—	—

	Total Offering Amount							$134,717,128.50		$18,604.44
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due									$18,604.44

(1)	Consists of up to 29,608,160 of the registrant’s common shares issuable upon exercise, if any, of outstanding warrants held by the selling shareholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional common shares issuable by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common shares as reported on the Nasdaq Capital Market on November 25, 2025 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).